FOR IMMEDIATE RELEASE

POLONIA BANCORP, INC. ANNOUNCES
RETIREMENT OF CHIEF EXECUTIVE OFFICER AND APPOINTMENT OF INTERIM CEO

Huntingdon Valley, Pennsylvania — August 20, 2014. Polonia Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: PBCP), the holding company of Polonia Bank (the “Bank”), announced today that Anthony J. Szuszczewicz advised the Board of Directors that he is retiring as President and Chief Executive Officer and from the Boards of Directors of the Company and the Bank effective August 31, 2014.  The Company accepted Mr. Szuszczewicz’ retirement letter and thanked him for his years of service and leadership.  Because of his strong ties to the communities in which the Bank operates, Mr. Szuszczewicz is expected to continue to be affiliated with the Bank in an advisory role.

The Company also announced that the Board of Directors has appointed Paul D. Rutkowski, the Company’s Chief Financial Officer, to the position of Chief Executive Officer on an interim basis while the Board of Directors conducts a search for a permanent President and Chief Executive Officer.  Mr. Rutkowski has served as Chief Financial Officer of Polonia Bank since 2005 and Corporate Secretary since 2006. Mr. Rutkowski served as Controller and Treasurer of Polonia Bank from 1992 to 2005 and has served as Chief Financial Officer and Corporate Secretary of Polonia Bancorp (and its predecessor) since 2007.

The Bank also announced today that the Board of Directors voted Robert J. Woltjen, a current director, as the Chairman of the Board of the Company and the Bank, replacing Mr. Szuszczewicz.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 91 years. We currently operate five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

CONTACT:

Paul D. Rutkowski
Chief Financial Officer and Corporate Secretary
(215) 938-8800